Exhibit 10.1

FIRST AMENDED AND RESTATED FACTORING AND SECURITY AGREEMENT

DATE:	June ___, 2020

SELLER AMMO:	Ammo, Inc.	FSW:	FACTORS SOUTHWEST, L.L.C.,
	a Delaware corporation		an Arizona Limited Liability Company
7681 East Gray Road
Scottsdale, AZ 85260

SELLER ENLIGHT:	Enlight Group II, LLC
a Delaware limited liability company

Recitals.

A. WHEREAS, FSW and Seller Ammo are parties to that certain Factoring and Security Agreement dated July 16, 2019 (“Factoring Agreement”) as guaranteed by that certain Cross-Guaranty Addendum to Factoring and Security Agreement dated July 16, 2019 among Seller Enlight and Cross-Guaranty Parties as set forth therein;

B. WHEREAS, Seller Enlight has sold certain Accounts to FSW and factored invoices to FSW under the Seller Ammo Factoring Agreement; and Seller Enlight desires to enter into this Agreement to offer FSW for sale, purchase and assignment all of Seller Enlight’s Accounts and appoint FSW as its sole and exclusive factor and receive financial accommodations from FSW pursuant to the terms and conditions of this Agreement;

C. WHEREAS, FSW and Seller Ammo and Seller Enlight (collectively hereinafter “Seller” and individually “Seller Ammo” or “Seller Enlight”) desire to enter into that certain Revolving Inventory Loan and Security Agreement dated even herewith regarding Seller’s request for a lending facility for revolving inventory loans to be secured by all assets of Seller, including, but not limited to, Inventory and Proceeds thereof;

D. WHEREAS, each Seller Ammo, Seller Enlight and FSW desire to enter into this First Amended and Restated Factoring and Security Agreement (“this Agreement”) pursuant to the terms and conditions hereof.

1. Purpose of Agreement.

The purpose of this First Amended and Restated Factoring and Security Agreement and each Addendum (collectively the “Agreement”) attached hereto is to set forth the terms and conditions of the sale by each Seller and the purchase by FSW, as their sole factor, from time to time, of Seller’s Accounts now existing or hereafter arising from the sale and delivery of goods or the rendering of services in the ordinary course of each Seller’s business. Each Seller Ammo and Seller Enlight will have its own factoring facility with FSW under the terms of this Agreement and each Seller Ammo and Seller Enlight have agreed the Obligations owed hereunder shall be joint and several. If a Company Guaranty is executed in connection with this Agreement, additional purposes of this Agreement are to guaranty, cross-collateralize and cross-default the obligations of Seller with those of the other Guaranty Parties, among other purposes noted in such Company Guaranty. Capitalized terms not defined in the context shall have the meanings given those terms in the Addendum A to this Agreement, which definitions are incorporated herein by reference. Seller Ammo and Seller Enlight shall be referred to individually and collectively as “Seller”. Seller and FSW shall be referred to herein individually as “Party” and collectively as the “Parties”.

2. Sale; Purchase Price; Billing.

2.1 Assignment and Sale.

2.1.1 Seller agrees to offer for sale to FSW all of its Accounts and FSW may purchase, at FSW’s offices in Phoenix, Arizona, those Accounts as are acceptable to FSW, in its sole and absolute discretion. FSW shall have no obligation to purchase any Account from Seller which it does not approve and accept. FSW reserves the right to reject an Account regardless of whether FSW may have purchased the Accounts of a particular Customer in the past.

2.1.2 Accounts shall be offered by Seller to FSW through the Online Reporting Service or upon forms as may be provided by FSW, accompanied by original or copies of invoices therefor (as FSW may request), together with satisfactory evidence of shipping or proof of delivery or performance of services, and other documents as FSW may from time to time require. FSW may elect not to deem an Account an Eligible Account until Seller furnishes all requested supporting documentation for such Account.

2.1.3 Upon acceptance in writing of the purchase and assignment of an Account by a duly authorized agent of FSW, which acceptance may be indicated through the Online Reporting Service, said assignment shall vest full, absolute and irrevocable title and ownership to said Account in FSW, as the sole and absolute owner thereof, together with the Proceeds thereof and Seller’s title to the goods represented thereby. As the full and sole owner of the Account, FSW shall be entitled to all of the ownership, title, rights, or guarantees which Seller possessed with respect thereto and with respect to the goods represented thereby, including without limitation, the right to stoppage in transit, reclamation or replevin of the goods, the right to the goods which may be rejected, returned, or reconsigned and in and to any new Account created through the resale or exchange of those goods, the right to file in the name of Seller or FSW materialmen’s liens and claims under any payment bond, and the right to contact Customers at any time for the purpose of verifying any information relating to any Account in the name of Seller or FSW, without notice to or further consent of Seller. Seller shall have no right or power to modify, change or alter the terms, price or other conditions of any Account, without first obtaining the prior written approval of FSW.

2.1.4 Notwithstanding the foregoing, FSW may elect to only purchase Accounts of either Seller, so long as, before and after that purchase, the unpaid balance of the Accounts does not exceed, before and after that purchase, the Maximum Amount; notwithstanding the foregoing, nothing contained herein shall be deemed to constitute a commitment by FSW to purchase any amount of Accounts from Seller. FSW shall have a first priority security interest in all Accounts not purchased by FSW and such Accounts shall be paid directly to FSW pursuant to Section 2.1.6.

2.1.5 It is specifically understood and agreed that notwithstanding the foregoing, FSW shall not as a result of purchasing those Accounts, either expressly or impliedly, be deemed to have assumed any liability or obligation which Seller may now or at any time hereafter have to its Customers, and each Seller shall indemnify, defend and hold FSW harmless from any and all liability with respect thereto.

2.1.6 Each Customer of an Account may be notified in writing that its Account has been sold and assigned to FSW and that all payments on said Account shall be made only to FSW. Such Notification shall be done in a manner as FSW shall reasonably prescribe from time to time.

2.1.7 The Parties intend that the sale of the Accounts hereunder be deemed to be a true sale and not a financing arrangement and that the Accounts will not be the property of Seller’s bankruptcy estate, in the event of Seller’s bankruptcy.

2.2 Advances; Purchase Price; Available Funds.

2.2.1 FSW, subject to the terms and conditions hereof, may make Advances via ACH or wire transfer in such amounts as Seller may request and FSW may approve in FSW’s sole and absolute discretion, up to the collective Advance Percentage of the Net Face Amount of the Eligible Accounts, provided that at no time shall FSW be obligated to have outstanding Advances exceeding the Maximum Eligible Advances. Seller may at any time submit a Borrowing Base Certificate requesting that FSW pay and advance to Seller an Advance not to exceed the Maximum Eligible Advances, and FSW may, in its sole discretion, make such Advances, subject to the conditions and limitations herein, by wire transfer to Seller’s account designated to FSW. Advances may be made within two (2) Business Days for all Eligible Accounts. In the event of an Overadvance (i) Seller agrees to immediately pay such Overadvance directly to FSW; and (ii) FSW shall have the right to charge the Overadvance Fee in its sole discretion. All terms and conditions of this Agreement shall apply to such Overadvance.

2.2.2 The purchase price for the Accounts will be the Net Face Amount thereof less any amounts owed to FSW, subject to the terms and conditions of this Agreement. At the time that the Account is purchased, which shall be in FSW’s sole discretion, FSW may make funds available for each Account in an amount equal to the Advance Percentage set forth in this Agreement.

2.2.3 At such time as there are Available Funds, FSW may release such Available Funds to Seller upon submission of a Borrowing Base Certificate at the sole discretion of FSW. An Account may be deemed to be paid after the expiration of three (3) Business Days after the remittance is received by FSW, or a longer period as is necessary to allow for clearance of the remittance by FSW’s bank.

2.2.4 Each Seller shall pay the Collateral Monitoring Fee, which may be deducted by FSW from Advances or Available Funds.

2.2.5 All Advances and Available Funds remitted by FSW shall be by ACH or wire transfer, and which may be reduced by any amounts due to FSW from Seller pursuant to this Agreement. Failure to reduce outstanding amounts owed to FSW shall not relieve Seller from its liability to pay FSW for fees associated with such outstanding balance or the Accounts.

2.2.6 Advances and Available Funds may be held by FSW and may be applied to any Obligations of each Seller to FSW at the sole discretion of FSW, including but not limited to FSW’s Costs, the Collateral Monitor Fee, the Net Face Amount of any Eligible Account to be charged back by Seller, adjustments, short payments, or discounts made or allowed on any Eligible Account, or sums or Obligations owing from Seller to FSW, whether arising out of this Agreement or otherwise. FSW, in its sole discretion, may take any reasonable action with respect to this subsection 2.2.6 as applicable to any Seller hereunder.

2.2.7 Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence of an Event of Default, FSW shall have no obligation to disburse any Advances or Available Funds to Seller until the time as all Obligations of Seller to FSW, arising out of this Agreement or otherwise, have been fully paid and satisfied and Seller has otherwise cured any Events of Default or Incipient Defaults.

2.2.8 The Daily Balance Fee will be calculated daily and will be charged to Seller’s account on the last day of each calendar month. Any publicly announced decrease or increase in the Base Rate will result in an adjustment on the next Business Day, provided, however, that in the event the Base Rate is lower than the Minimum Base Rate, the Minimum Base Rate shall be assessed. After the occurrence of an Event of Default and for so long as the Event of Default continues, all the Obligations will, at FSW’s option, with or without the notice to Seller, be assessed a rate per annum equal to the Daily Balance Default Rate.

2.2.9 In no event will the total amount of any fees or other charges to be paid by Seller to FSW that could be characterized as interest exceed the amount of interest or other charges permitted by applicable Law and in the event excess interest or charges are determined by a court of competent jurisdiction to have been paid by Seller to FSW, the excess amount will be applied as a credit against the outstanding Obligations and Seller will not have any action against FSW or any damages arising out of the payment or collection of those excess interest or charges if so applied or the excess amounts are refunded to Seller.

3. Recourse of Eligible Accounts.

3.1 Each Seller acknowledges and agrees that all Accounts purchased by FSW, including but not limited to Eligible Accounts, will be with full recourse to Seller. FSW may require Seller to pay to FSW the then unpaid Net Face Amount, together with any unpaid fees relating thereto, for an Eligible Account in the event such Account is no longer deemed an Eligible Account in the sole discretion of FSW, including but not limited to Accounts that are or that become:

3.1.1 subject to a Customer Dispute. FSW is under no obligation to determine whether a Customer Dispute is bona fide. Seller acknowledges and agrees that any returned goods shall be and remain the property of FSW until such time as FSW has been paid in full on such Account. FSW shall have the right, in its discretion, to dispose of any returned or rejected goods at a price and upon commercially reasonable terms available to FSW under the circumstances, in the sole opinion of FSW and as required by applicable Law and the full value of such sale and disposition proceeds will be credited to the Obligations;

3.1.2 do not conform to the warranties and representations set forth in this Agreement;

3.1.3 owed by a Customer who, in FSW’s commercially reasonable credit judgment, has become insolvent or has defaulted on its obligations to Seller or any of its other creditors; or

3.1.4 unpaid beyond the Late Payment Date.

3.2 The payment to FSW for an Account that is no longer deemed to be an Eligible Account as set forth in the foregoing Section 3.1 may be accomplished in any one of the following manner or combination thereof, at FSW’s option:

3.2.1 deducting the Net Face Amount of the Eligible Account from Advances and/or Available Funds;

3.2.2 deducting the Net Face Amount of the Eligible Account from any other funds which come into the possession of FSW and which would otherwise be paid to Seller;

3.2.3 debiting the Net Face Amount of the Eligible Account against any deposit account of Seller, pursuant to Section 13.1; or

3.2.4 payment from Seller, which shall be paid within one (1) Business Day following demand by FSW.

3.3 If an Account that is no longer an Eligible Account, or any payment is charged back to Seller after the collection date, Seller will pay FSW the Daily Balance Default Rate from the date of the chargeback of such or payment until Seller has paid FSW in full for the Obligations related to that Account.

3.4 Subject to the terms of this agreement, each Seller agrees that FSW, in its sole discretion, may use or employ any of the foregoing acts, options or remedies set forth in Section 3.1, Section 3.2 or Section 3.3 in connection with any Account purchased under this factoring facility from either Seller in order to satisfy the Obligations owed by either Seller to FSW.

4. Security Interest in Collateral.

4.1 In order to secure the obligations of Seller hereunder, each Seller hereby grants FSW a security interest in all Collateral, now owned or hereafter acquired by Seller, as an additional inducement to FSW to enter into this Agreement. FSW shall have a first priority security interest in all Collateral, provided, however, that FSW agrees that it will accept a second junior lien position in all right, title, claim, legal or equitable interest in or arising out of equipment and machinery owned, leased or used by Seller in the ordinary course and operation of its business and FSW will promptly execute any and all documents necessary for recordation for such subordinated position, which shall be in the sole discretion of FSW.

4.2 Seller authorizes FSW at any time and from time to time to file any financing statements and amendments thereto that it deems appropriate to perfect its security interest in the Collateral Such financing statement may, at the sole discretion of FSW, (a) describe the Collateral as “all assets of Seller, excluding certain Accounts owed by government agencies” or words of similar effect; (b) include a statement that Seller has agreed not to assign its Accounts to any other party; and/or (c) include a statement that any grant of a subsequent security interest may constitute a tortious interference with FSW’s rights under this Agreement.

4.3 In the event any principal of either Seller including, but not limited to equity owners, managers, officers or directors, and their respective employees and agents (collectively with Seller, the “Seller Parties”) during the term of this Agreement or while Seller remains liable to FSW for any Obligations, directly or indirectly, including acting by, through or in conjunction with any other person, cause to be formed a new entity or otherwise become associated with any new or existing entity, whether corporate, partnership, limited liability company or otherwise in a business similar to or competitive with that of Seller (a “New Entity”), such New Entity shall be deemed to have jointly and severally with Seller expressly assumed the Obligations due FSW under this Agreement. Seller and New Entity shall notify FSW of the formation of the New Entity within one (1) Business Day of formation. With respect to any such New Entity, Seller shall be deemed to have been granted FSW an irrevocable power of attorney with authority to file an initial UCC-1 financing statement with the New Entity as Debtor and to have the UCC-1 financing statement filed with any and all appropriate secretaries of state or other UCC filing offices. FSW shall be held harmless by Seller and the Seller Parties and be relieved of any liability as a result of FSW’s authentication and filing of any such financing statement or the resulting perfection of its ownership or security interests in such New Entity’s assets. The Seller Parties shall, and shall cause the New Entity, to execute and deliver to FSW agreements substantially identical to this Agreement and all other agreements between Seller and FSW or its affiliates, within five (5) Business Days following FSW’s request to do so. FSW shall have the right to notify the Customers of the New Entity of FSW’s rights, including without limitation, FSW’s right to collect all Accounts, and to notify any creditor of the New Entity that FSW has such rights in the New Entity’s assets. Nothing in this Section shall authorize or excuse the formation by any of the foregoing of a New Entity or to otherwise divert or attempt to divert accounts, assets, income or business away from Seller or FSW. Notwithstanding the above, the terms and conditions set forth in this Section 4.3 remain subject to any covenants contained in Section 8 below, including, but not limited to, any requirements that Seller receive FSW’s consent and approval prior to any merger, sale or other similar transaction as specified in Section 8.9 of the Seller’s business or assets.

5. Collection of Accounts.

5.1 All remittances, including cash, checks and other Proceeds arising from the Accounts shall be the sole and exclusive property of FSW. Each Seller acknowledges and agrees that it shall not have any right to, or interest in, or power or authority to deposit or in any way deal with the Proceeds of any Account. Upon receiving any inquiry from a Customer relating to payment of an Account, Seller shall inform the Customer to make payment directly to FSW.

5.2 If for any reason any Seller should receive any payment or other Proceeds with respect to an Account, Seller agrees to hold that payment or Proceeds in trust for FSW separate and apart from any property of Seller and shall deliver the same to FSW on the same or next Business Day, in the form received without negotiation, together with any voucher or memoranda. If any payment received by Seller with respect to an Account is cashed, deposited or negotiated by Seller, it is understood by Seller that the action shall constitute an Event of Default hereunder and may subject Seller to civil liability. Notwithstanding that the action constitutes an Event of Default under this Agreement, Seller shall immediately be obligated to pay said sum to FSW, plus an amount equal to 10% of said sum, not as a penalty, but as liquidated damages to compensate FSW for additional administrative and collection expenses resulting from that action. In addition to all other remedies, FSW shall have the right to debit those amounts against any deposit account of Seller, pursuant to Section 13.1.

5.3 Any remittance made by a Customer, including remittances representing C.O.D. sales, may be applied by FSW in its sole discretion, unless specifically designated as being in payment of a particular Account purchased by FSW.

5.4 To facilitate the collection of the Accounts, each Seller does hereby make, constitute and appoint FSW, any agents designated by FSW, as its attorney-in-fact with full power to receive, take, accept, endorse, and deposit in the name of FSW or Seller any check, note, draft, money order or other evidence of payment which may come into the possession of FSW pertaining to any Account; receive and open all mail addressed to Seller pertaining to the Accounts, with copies of said mail promptly provided to Seller upon receipt; demand, collect, receive, receipt for, give releases for, or compromise or settle the payment of or prosecute, or defend any action or proceeding pertaining to the Accounts in its own name or in the name of Seller; sign Seller’s name on any notice of assignment, materialman’s lien or waiver thereof, or on any other instrument or document with respect to those Accounts; prepare and sign Seller’s name and file a proof of claim in bankruptcy or similar document with respect to any Customer and do all acts and things necessary to facilitate the collection of those Accounts. The authority granted FSW shall be coupled with an interest and remain in full force and effect until all Accounts are paid in full or all Obligations of Seller to FSW have been fully paid and satisfied. In this regard, however, FSW shall have no obligation to engage in any collection or other action with respect to the collection of any Account, nor shall it have any direct or indirect liability to Seller for its actions undertaken or not undertaken in connection herewith. All fees and expenses of any attorney or collection agency employed by FSW or on its behalf to collect any Account with respect to which FSW has or which is otherwise subject to a notice of a dispute, claim, offset, defense or counterclaim by the Customer shall be charged to Seller and shall be paid by Seller, as part of its Obligations.

5.5 Each Seller agrees to cooperate, at Seller’s expense, with FSW in making a good faith, commercially reasonable effort to assist FSW in collecting the Accounts.

5.6 Each Seller authorizes FSW to accept, endorse and deposit on behalf of Seller, any check tendered by customer “in full payment” of its obligation to Seller. Seller releases FSW from any claim which Seller may now or hereafter have arising out of FSW’s endorsement and deposit of any check issued by a Customer stating that the check is in full payment of an Account, but issued for less than the full amount which may have been owed and FSW agrees that any amounts actually received by FSW for such Account will be credited to the Obligations owed on such Account. Seller shall not assert against FSW any claim arising therefrom, irrespective of whether that action by FSW is an accord and satisfaction of Seller’s claim under the Uniform Commercial Code or otherwise.

5.7 Each Seller shall notify FSW immediately in the event of a Customer Dispute and in the event that the goods represented by any Account are returned to Seller for any reason, Seller shall, subject to FSW’s prior approval, promptly adjust and settle the same at its expense and advise FSW of any such adjustment. Seller shall, on demand, pay over to FSW the amount of any such adjustment on said Account; in the alternative, FSW may offset against any such sums as may be due to Seller the amount of that adjustment or the full unpaid balance thereon. Seller shall pay any and all expenses and attorneys’ fees and disbursements that FSW may incur in connection with a Customer Dispute. Until said Account is paid in full by Seller, it is understood and agreed that all returned or rejected goods shall be and remain the property of FSW. FSW shall have the right to dispose of any returned or rejected goods at a price and upon terms reasonably available to FSW under the circumstances, in the sole opinion of FSW, and in accordance with applicable Law and FSW agrees that any amounts actually received by FSW for such Account will be credited to the Obligations owed on such Account.

6. Conditions to all Purchases.

6.1 Any purchase of Accounts by FSW, including the initial purchase, is subject to the following conditions:

6.1.1 No event shall have occurred and be continuing, which would with the giving of notice or passage of time, or both, constitute an Event of Default; and

6.1.2 The Seller shall have delivered to FSW on or prior to each date of purchase, in form and substance satisfactory to FSW, complete information with respect to each Account together with additional information as may reasonably be requested by FSW; and

6.1.3 There shall be no material adverse change in the financial position or business prospects of the Seller or Customers, as compared to that existing on the date hereof.

7. Warranties, Representations and Covenants.

As an inducement for FSW to enter into this Agreement and to Purchase Accounts from Seller, and with full knowledge that the truth and accuracy of these warranties, representations and covenants are being relied upon by FSW, regardless of any credit investigation, diligence or knowledge of FSW, each Seller warrants, represents and covenants as follows, which warranties, representations and covenants shall be deemed to be made at the time each Account is purchased by FSW:

7.1 If Seller is a corporation or a limited liability company, it is duly organized under the laws of the state set forth in this Agreement, and is and at all times hereinafter will be in good standing under the laws of that state and is duly qualified and in good standing in every other state in which it is required to be registered or licensed.

7.2 The Seller has full power and authority to own or lease its properties and to conduct its business as presently conducted and to execute, deliver and perform this Agreement, any assignment and any other documents related thereto to which it is a party and to consummate the transactions contemplated hereby and thereby;

7.3 The execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereby will not result in a breach of any of the terms and provisions of, or constitute a default under, or conflict with, any contract, the organization documents of the Seller, any judgment, decree, order or award of any court, governmental body or arbitrator or Law applicable to the Seller.

7.4 This Agreement, each assignment and all other instruments and documentation being delivered hereunder has been duly and validly authorized, executed and delivered by the Seller and constitutes a valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms;

7.5 Seller is presently doing business only under the company and Trade Names set forth in this Agreement.

7.6 The place of business of Seller, or if Seller has more than one place of business, the location of its chief executive office, is at the location set forth in this Agreement and will not be moved therefrom, without at least thirty (30) days’ prior written notice to FSW.

7.7 All records of Seller pertaining to the Accounts are maintained electronically and shall be made accessible at Seller’s address set forth in this Agreement and said access availability will not be materially modified without at least thirty (30) days’ prior written notice to FSW.

7.8 Seller is solvent and able to pay its debts as they mature.

7.9 Seller is the true and lawful owner of the Accounts and the Collateral.

7.10 All financial statements, applications and information delivered to FSW or financial records or Seller’s Books which may be shown to FSW at any time shall be true and correct in all material respects and kept in accordance with generally accepted accounting principles consistently applied, and there has been no adverse change in the condition, financial or otherwise, of the business since the date thereof.

7.11 There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Seller, threatened or contemplated, before any court, administrative agency, arbitrator, governmental body or other tribunal, except as may be specifically disclosed in writing to FSW, relating to: (i) the Accounts; (ii) Seller; or (iii) to Seller’s knowledge, the Customers, which could have a material adverse effect on the transactions contemplated by this Agreement, the ability of the Seller to perform hereunder or FSW’s ability to collect the Accounts or realize upon the Collateral. If any of the foregoing arises, Seller shall immediately notify FSW in writing with respect thereto. Without limitation thereof, Seller has not, within the past 180 days, contemplated or approved a bankruptcy filing with Seller as debtor, or a filing under comparable state law proceedings, including but not limited to an assignment for the benefit of creditors or a composition among creditors, nor has the Seller been threatened with any such action by its creditors on an involuntary basis. During that period, Seller has not consulted with bankruptcy or insolvency counsel with respect thereto. Seller has paid all federal, state and local taxes and assessments required of it by applicable Law (including timely payment or deposit of all OASDI, Medicare Tax, retirement plan, withholding tax payments and other mandatory withholdings) and no tax lien has been filed against Seller.

7.12 All of the Accounts and all Collateral are owned by Seller only and are free and clear of any and all liens, claims or security interests of any party and no financing statement covering the Accounts, the Collateral or the proceeds therefrom is or shall be on file at any public office, except as provided in Section 4.2 above.

7.13 Each Eligible Account:

7.13.1 is owned by Seller and has not been sold, transferred, or assigned to any other party, nor does any party have a security interest in any Account;

7.13.2 is genuine and in all respects what it purports to be and represents a bona fide sale in the ordinary course of Seller’s business of the kind, quantity and quality of the goods or services described therein, and that the goods or services described therein have been completely delivered, installed or performed in accordance with any warranty, guaranty or service standards offered by Seller and in a commercially reasonable manner, and at the time of delivery or installation have been accepted by the Customer without condition;

7.13.3 is not owed by a Customer in which Seller or any manager, director, officer or equity owner of Seller has any legal or financial interest or represents services furnished or provided to or on behalf of any subsidiary, parent, person, associate or other entity affiliated with the Seller;

7.13.4 is not owed by a Customer who has commenced or has had a petition under the Bankruptcy Code commenced against it, and none of those proceedings are threatened;

7.13.5 is due and payable in thirty days or less or on other terms as are acceptable to FSW, in its sole discretion, which are expressly set forth on Schedule 7.13.5;

7.13.6 is not subject to any credit, deduction, discount, allowance, or dispute, and the goods represented by said Account have not been sold on consignment or with any return privilege whatsoever (excepting defective merchandise);

7.13.7 is not subject to any defense or setoff, counterclaim, recoupment, defense, abatement, suspension, deferment, deductible, reduction, dispute or termination which could be asserted by way of defense or counterclaim against Seller or FSW by the Customer, nor does any condition exist which would give rise thereto;

7.13.8 arose in a commercial transaction and is not for personal, family, household or agricultural purposes or in connection with the sale of residential real estate;

7.13.9 has been originated and the products sold and/or services rendered that underlie that Account were undertaken in full compliance with all legal duties of Seller and its agents.

7.14 Seller has not settled, compromised, released or adjusted any Account and will not bring any suit or attempt to collect thereon, without FSW’s prior consent.

7.15 Seller has notified FSW and will continue to notify FSW of the occurrence of any of the following: (i) a tax lien or warrant is issued/filed against Seller (or, if Seller is an entity, any of its principals) or its assets; (ii) Seller (or, if Seller is an entity, any of its principals) fails to pay any tax when due; or (iii) Seller (or, if Seller is an entity, any of its principals) receives any notice of tax assessment, deficiency or levy.

7.16 Seller has no subsidiaries or other affiliates other than those disclosed in writing to FSW prior to the date of this Agreement, and no additional subsidiaries or other affiliates have been or will be created on or after the date of this Agreement without FSW’s prior written consent, which consent may be withheld in FSW’s absolute discretion or conditioned upon any such subsidiary or other affiliate entering into an agreement similar to this Agreement with FSW.

7.17 Seller has not and will not, without first satisfying in full all of Seller’s Obligations to FSW or otherwise upon receipt of FSW written consent, (1) merge or consolidate with or into another legal entity; (2) sell, lease, or otherwise substantially dispose of all or substantially all of its assets to another person or legal entity; or (3) purchase all or substantially all the stock or other equity interests in or assets of another person or legal entity.

7.18 Seller has and will continue to provide to FSW all such information about Seller’s ownership, officers, directors and corporate structure as may be required by FSW.

7.19 Seller operates its business in material compliance with all Laws.

7.20 The Seller has submitted all necessary documentation and supplied all necessary information for payment of each Account to the Customer and has fulfilled all of its other obligations in respect thereof, including verification of the eligibility of the Account for payment by such Customer.

7.21 Neither the Account nor the related contract has been satisfied, subordinated or rescinded or, except as disclosed in writing to FSW, amended in any manner.

7.22 True and correct copies of all claims, invoices, agreements and other documents relating to the creation of each Account have been or will prior to an Advance by Seller be delivered to FSW.

7.23 No action other than the execution and delivery of this Agreement and any assignment, the filing of financing statements on Form UCC-1 or such successor form as may from time to time be necessary or desirable, in the state in which the Seller has been formed or otherwise incorporated and the provision of consideration by FSW is required to perfect the interest of FSW, as the owner, assignee and transferee of the Accounts with a first priority security interest therein, and to perfect FSW as secured party with a first priority lien and security interest in the other Collateral pledged to FSW, and all such actions have been or will be accomplished no later than the date of purchase of the Accounts therefore.

7.24 The Seller has the right to sell, assign and transfer ownership of each Account.

7.25 The Seller has and shall treat the sale and assignment of Accounts as a true sale for all purposes, including, without limitation, tax and accounting, it being understood that it is the intention of both Parties that the assignment of Accounts pursuant to this Agreement and any assignment be treated as a sale for all purposes. The Seller shall mark its books and records to show the Accounts as sold to FSW.

7.26 The Seller has sold and will sell the Accounts to FSW without markup over the actual sales price and terms offered to the Customer, and that Seller sold the goods or services underlying the Accounts in good faith, for fair and reasonably equivalent value, and without intent to hinder, delay or defraud the Seller’s present or future creditors.

7.27 The Seller has no knowledge of any fact which should have led it to expect at the time of sale of such Account to FSW that such Account would not be paid in full, when due, in the normal course.

7.28 The proceeds of the sale of the Accounts will be used exclusively for the business and commercial purposes of the Seller.

8. Additional Covenants of Seller.

8.1 Each Seller shall keep proper and accurate books, correspondence, records and papers pertaining to all Accounts and the Collateral and make proper entries in its books reflecting the sale of the Accounts hereunder to FSW. From time to time as reasonably requested by FSW, at the sole expense of Seller, FSW or its designee shall have access, during reasonable business hours, if prior to an Event of Default, and at any time on or after an Event of Default, to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, including copies of Seller’s Books, and Seller shall permit FSW or its designee to make copies or extracts therefrom as FSW may request. Without expense to FSW, FSW may use any of Seller’s personnel, equipment, including computer equipment, programs, printed output and computer readable media, supplies and premises for the collection of Accounts and realization on other Collateral as FSW, in its sole discretion, deems appropriate. Seller hereby irrevocably authorizes all accountants and third parties to disclose and deliver to FSW at Seller’s expense all financial information, books and records, work papers, management reports and other information in their possession relating to Seller.

8.2 Seller shall furnish to FSW within five (5) Business Days of a request by FSW for information relating to the Accounts, the Collateral, Seller and its financial condition, or any other matter related to the transactions contemplated by this Agreement as FSW may request from time to time in a commercially reasonable manner. Seller shall also deliver to FSW within ninety (90) days after the close of Seller’s fiscal year a financial statement certified either by an independent CPA or, at FSW’s option, an authorized representative of Seller, and any other financial reports or statements prepared by or for Seller, within twenty (20) days after preparation or receipt, as applicable.

8.3 Seller shall conduct its business in a lawful matter and in compliance with all applicable laws, and shall pay when due all lawfully imposed taxes, liens and assessments upon its property, business and income.

8.4 Seller agrees, during the term of this Agreement, not to sell, assign or grant a security interest in any of the Accounts to any other party and will not grant a security interest in any of the Collateral to any other party, excepting purchase money security interests in equipment, which Seller shall discharge in full before the due date of those obligations. Seller shall not create, permit or suffer to exist any lien, claim or right in, to or on the Accounts other than the interest of FSW. Seller shall take actions as are necessary to remove, and will defend the right, title and interest of FSW in and to the Accounts against the claims and demands of all persons whomsoever, other than those created hereby.

8.5 Seller agrees to make timely payments or deposits of all taxes (including OASDI, Medicare Tax, withholding tax payments and other mandatory withholdings) prior to delinquency and furnish to FSW on demand evidence of that payment or deposit.

8.6 Seller agrees not in any manner whatsoever to take any action or to refrain from taking any action, which in either case may interfere with or hinder the collection of the Accounts or interfere with any of FSW’s rights under this Agreement.

8.7 Seller shall, at all times, and for periods of time as FSW may require, at Seller’s expense, insure all of the insurable Collateral, and all of Seller’s books and records, by financially sound and reputable insurers acceptable to FSW, in the form of extended coverage policies against loss or damage by theft, embezzlement, fire, explosion, flood, sprinkler, or any other insurable event or risk that FSW may require, to the fullest extent of the insurable value thereof. All insurance policies shall name FSW as the exclusive loss payee, shall provide that proceeds payable thereunder shall be payable directly to FSW unless written authority to the contrary is obtained from FSW, and shall also provide that no act or default of Seller or any other person shall affect the right of FSW to recover thereunder. Upon receipt of the proceeds of insurance, FSW shall apply the proceeds in reduction of the Obligations, whether or not then due, in the order and manner as FSW shall determine, in its sole discretion. Seller shall provide FSW with the original or a certificate of each policy of insurance which shall contain a provision requiring the insurer to give not less than thirty (30) days’ advance written notice to FSW in the event of cancellation or termination of the policy for any reason whatsoever. If Seller fails to provide or pay for any insurance required pursuant to this Section 8.7, FSW is authorized (but not obligated) to procure the same at Seller’s expense. Seller agrees to deliver to FSW, promptly as rendered, true and correct copies of all reports made to all insurance companies.

8.8 Seller will, when requested by FSW, execute any document or instrument or do any other thing necessary to effectuate more fully the purposes and provisions of this Agreement.

8.9 Notwithstanding any provision contained herein, including, but not limited to, Section 4.3 above, Seller shall not hereafter, without FSW’s prior written consent: merge, consolidate, dissolve, acquire any other corporation; enter into any transaction not in the usual course of business; make any investment in any securities other than securities of the United States of America; guarantee or otherwise become in any way liable with respect to the obligations of another party or entity; pay or declare any dividends upon Seller’s stock; redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Seller’s stock; make any change to Seller’s name, identity, corporate or capital structure; alter any of Seller’s business objectives, purposes, or operations or financial structure in a manner as to adversely affect the ability of Seller to pay or perform any of the Obligations; lend or distribute any of Seller’s property or assets; incur any debts, outside of the ordinary course of Seller’s business, except extensions of existing debts and interest thereon; sell, lease, transfer, assign or otherwise dispose of any of the Collateral; or make any capital expenditures or leasehold improvements at a cost in the aggregate in any twelve-month period of more than $1,000,000.00.

8.10 .. Seller shall immediately give notice to FSW (and in no event later than one (1) Business Day following actual knowledge thereof), in reasonable detail, (i) of any security interest, lien, set-off, recoupment, defense, claim or dispute asserted or made against any of the Accounts, the Seller or the Collateral, (ii) any litigation or administrative claim commenced or threatened against Seller, the Collateral or the Accounts; (iii) of the occurrence of any breach by the Seller of any of its’ representations, warranties and covenants contained herein; (iv) the occurrence of any Event of Default by Seller hereunder, and (v) of the occurrence of any other event which could in either case, with the giving of notice or the passage of time, or both, have an adverse effect on the aggregate value or collectability of the Accounts.

8.11 Seller shall not submit a Borrowing Base Certificate requesting an Advance or the release Available Funds while there is pending an uncured Event of Default by Seller hereunder unless otherwise agreed to by FSW.

8.12 Upon request of FSW, the chief financial officer of the Seller shall deliver a certificate to FSW stating as of such date, (i) that all representations and warranties herein are true and correct; (ii) that the conditions set forth herein have been fulfilled; (iii) that no Event of Default exists and is continuing; and (iv) such other statements and information as has been reasonably requested by FSW.

8.13 Seller will not, without the prior written consent of FSW, (a) grant any extension of time for payment of any of the Accounts; (b) compromise or settle any of the Accounts for less than the full value thereof; (c) release in whole or in part any Customer under an Account, or (d) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the Accounts. Notwithstanding the foregoing, so long as no Event of Default exists, Seller may grant credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the Accounts in the ordinary course of business, provided that any discount offered by Seller, as agent of FSW, shall not exceed three percent (3%) of the Eligible Account and that Seller shall bear the economic impact of any such action.

9. Indemnity.

9.1 Each Seller does hereby indemnify, defend and agree to hold FSW and its affiliates, and their respective shareholders, members, managers, directors, officers, representatives, employees, agents, successors and assigns (collectively, the “FSW Parties”) harmless from any and all claims, demands, liabilities, loss, damage or expenses, including reasonable attorneys’ fees which any of the FSW Parties may at any time sustain, suffer or incur by reason of any action which may be brought against any FSW Party by Seller, any of Seller’s Customers or any third party,. This indemnity is in addition to all other indemnities set forth in this Agreement and any other agreement between each Seller and any FSW Party. All the indemnities shall survive the termination of this Agreement and shall not be deemed to be released by the general release referred to in Section 13.10 of this Agreement.

9.2 FSW shall have no liability for any indirect, special, incidental or consequential loss or damage whether caused by tort (including negligence), breach of contract or otherwise, which may arise in respect of this Agreement, FSW’s obligations hereunder, or the Online Reporting Service, including equipment or property used in connection with the Online Reporting Service, or for loss of profit, business, revenue, goodwill or anticipated savings.

10. Default/Remedies.

10.1 Any one or more of the following shall be an “Event of Default” hereunder:

10.1.1 Any warranty or representation made herein proves to be false in any respect.

10.1.2 Seller breaches any covenant, term or provision contained in this Agreement or under any other agreement or contract between Seller and FSW, including, in particular, depositing or negotiating any check, or other form of payment made on any Account.

10.1.3 Seller becomes insolvent, a tax lien is filed against Seller, or Seller shall voluntarily file for bankruptcy.

10.1.4 Any involuntary petition in bankruptcy shall be filed against Seller and not dismissed within sixty (60) days.

10.1.5 Any levy of attachment, execution, tax lien or similar process shall be issued against Seller as concerns the Accounts or the Collateral and shall not be released within five (5) days thereof.

10.1.6 Seller ceases or suspends ordinary business operations.

10.1.7 A material portion of the Collateral is damaged or destroyed or cannot be located within five (5) days after FSW makes demand upon Seller to inspect the same.

10.1.8 Failure on the part of the Seller to promptly remit any sums payable by it hereunder when due;

10.1.9 Failure on the part of the Seller to deliver any information and/or notices required pursuant to this Agreement within a commercially reasonable and timely manner;

10.1.10 Seller changes its name or principal place of business (or residence of Seller if Seller is an individual), without the prior written consent of, and thirty (30) days’ notice to, FSW.

10.1.11 The occurrence of an event of default under any Company Guaranty or other agreement between Seller and any FSW Party.

10.1.12 There is a material change in the control of the Seller, without the prior written consent of FSW.

10.2 Upon an Event of Default, and without limiting any other rights FSW has pursuant to this Agreement, FSW may, at its election, take any or all of the following actions, to be exercised concurrently or successively:

10.2.1 Cease purchasing Accounts from Seller or making any remittances to Seller from Available Funds until all Obligations of Seller to FSW have been fully paid and satisfied.

10.2.2 Require Seller to pay to FSW all Obligations of Seller.

10.2.3 Setoff any and all Obligations of Seller to FSW against any and all funds that may come into the possession of FSW which would otherwise be paid to Seller. Notwithstanding anything in this Agreement to the contrary, Seller may not setoff, deduct or otherwise reduce its obligations owed to FSW by any amounts owed (or claimed to be owed) by FSW to Seller.

10.2.4 FSW shall have the right to open and dispose of all mail in a manner as FSW may deem appropriate, retaining all mail pertaining to the Eligible Accounts, provide copies of all such mail and related items are promptly provided by FSW to Seller.

10.2.5 Notify all customers relating to the Accounts of the security interest of FSW and proceed to collect those Accounts, having all rights as are granted to FSW pursuant to Section 5 of this Agreement with respect to the Accounts and Section 9-607 of the Uniform Commercial Code.

10.2.6 Take or bring, in the name of FSW or Seller, all steps, actions, suits proceedings deemed by FSW necessary or desirable to effect collection of or other realization upon the Accounts and other Collateral.

10.2.7 Enter, with process of Law and without the necessity of posting a bond, upon any premises where the Collateral is or is believed to be located and take possession of said premises, the Collateral and a copy of Seller’s Books.

10.2.8 Require Seller to assemble a copy of the Collateral and Seller’s Books and make them available to FSW at a place designated by FSW, at Seller’s expense, or, at FSW’s election, deliver the same to FSW at a place which is reasonably convenient to the Parties.

10.2.9 Pay any sums necessary to discharge any lien or encumbrance which is senior to FSW’s security interest in the Collateral, which sums shall be part of FSW’s Costs.

10.2.10 Sell the Collateral in its then condition, or after further manufacturing, processing or preparing the same, at either public or private sale or both for cash or on terms, in a manner and at a place (including Seller’s premises) as is commercially reasonable in the opinion of FSW, after at least five (5) days’ notice is given to Seller prior to said public sale or the time when a private sale will take place. FSW shall have the right to credit bid or purchase all or any portion of the Collateral at any public sale. All proceeds from said sale after payment of all costs and expenses incurred therein shall be applied to any and all Obligations of Seller to FSW returning any excess to Seller who shall remain liable to FSW for any deficiency.

10.2.11 Exercise any and all rights of a secured party under the Uniform Commercial Code and/or any other applicable Law.

10.2.12 No exercise by FSW of any right or remedy shall be deemed an election thereof, except to the extent required by applicable Law.

10.2.13 Any amounts owed by Seller to FSW that are not paid to FSW when due shall bear interest at the lesser of the Daily Balance Default Rate or the highest rate permitted by Law, until the amount is paid in full. The assessment of interest shall not relieve Seller from its obligations to pay the amounts owed or to excuse or waive Seller’s default.

10.3 Seller agrees that if it shall (i) file or be the subject of any petition under the Bankruptcy Code, (ii) file or be the subject of any petition seeking any reorganization, arrangement, composition, or similar relief under any present or future federal or state act law relating to bankruptcy, insolvency, assignment for benefit of creditors, or other relief, or (iii) seek, consent to, or acquiesce in the appointment of any trustee, or receiver, FSW shall thereupon be entitled to immediate relief from any automatic stay imposed by the Bankruptcy Code, or from any other stay or suspension of remedies imposed in any other manner with respect to the exercise of the rights and remedies otherwise available to FSW under this Agreement, any related agreement or under applicable Law relating to the Accounts purchased by FSW from Seller. Seller hereby acknowledges and stipulates that relief from the automatic stay (or any other provision of Law having a similar effect) with respect to Accounts purchased by FSW is in Seller’s best interest. Seller further stipulates, acknowledges, and reaffirms that said Accounts do not constitute property of “debtor’s estate” as that term is defined under the Bankruptcy Code, and do not constitute property of Seller for purposes of any other Law relating to bankruptcy, insolvency, assignment for the benefit of, or relief from, creditors, and that, subject to terms and provisions of this Agreement, Seller has no right, title, or interest in said Accounts. Seller further stipulates, acknowledges and agrees that should FSW request the relief specified herein, Seller shall not object to or oppose FSW from having immediate relief, subject to court approval (if necessary), from the automatic stay under Section 362 of the Bankruptcy Code (or any other provision of Law having a similar effect), that relief being limited to modification of the stay (or other provision of law) (i) to permit FSW to collect all Eligible Accounts purchased by FSW from Seller and apply the proceeds to the Obligations of Seller to FSW, and (ii) to obtain Seller’s cooperation and assistance in collection and recovery of all amounts due on said Accounts. Seller agrees to pay all expenses including reasonable attorneys’ fees and legal expenses, incurred by FSW in any proceedings involving Seller, this Agreement, the Accounts or the Collateral, including expenses incurred in modifying or lifting the automatic stay, determining adequate protection, use of cash collateral or relating to any plan of reorganization.

10.4. Seller acknowledges that this Agreement is in the nature of a financial accommodation to or for the benefit of Seller within the meaning of Section 365(c)(2) of the Bankruptcy Code, and as such may not be assumed or assigned. FSW shall be under no obligation to purchase Accounts under this Agreement from and after the filing of any voluntary or involuntary petition against Seller as provided above. FSW may at its sole discretion, agree to provide post-petition financing to the Debtor and/or Debtor-in-possession after the filing of a voluntary or involuntary bankruptcy by or against Seller; however, any such agreement to provide post-petition financing shall not be effective until the time as the Bankruptcy Court approves that financing arrangement.

11. Online User Standards.

11.1 FSW may post all of Seller’s account activity on FSW’s website, which shall constitute each Seller’s Online Statement of Account. Seller acknowledges and agrees that FSW will not provide hard copies of any activities which constitute Seller’s Online Statement of Account. Provided that there is no Event of Default, FSW shall provide Seller with reasonably continuous access to view the Online Statement of Account, subject to periodic or occasional maintenance or outages or due to communication or other situations beyond Seller’s control. Seller shall be solely responsible for checking its Online Statement of Account. If Seller disputes any entry on the Online Statement of Account it shall, within thirty (30) days after the first posting of the event, send to FSW a written exception to that event. Unless FSW receives a timely written exception to the activity posted to the Online Statement of Account, within thirty (30) days after it is first posted, the Online Statement of Account shall become an account stated and be deemed accepted by Seller and shall be conclusive and binding upon the Seller.

11.2 Online Conducting of Business. FSW and Seller intend to conduct business contemplated by this Agreement through the internet and through FSW’s Online Reporting Service. FSW is the sole and exclusive owner of the Online Reporting Service. Seller hereby accepts a non-exclusive, non-transferable, terminable right to access the Online Reporting Service, upon the terms and subject to the conditions contained herein.

11.3 Standards Regarding Conducting Business Online. Each Seller and FSW agree as follows:

11.3.1 FSW shall have the right to terminate or limit any Seller’s access to the Online Reporting Service upon the occurrence of an Event of Default or at any other time within FSW’s discretion.

11.3.2 Seller shall not: (i) copy the Online Reporting Service nor otherwise reproduce the same other than for normal system operation backup; (ii) translate, adapt, vary, or modify the Online Reporting Service; or (iii) disassemble, decompile or reverse engineer the Online Reporting Service.

11.3.3 FSW shall not be liable to Seller for any loss or damage whatsoever or howsoever caused, whether caused by tort (including negligence), breach of contract, or otherwise arising directly or indirectly in connection with the use of the Online Reporting Service, including for any inability of Seller to obtain access to the on-line system or for unauthorized access to that system by others. Seller hereby waives any legal rights it has with respect to data privacy to the fullest extent permitted by Law.

11.3.4 Seller acknowledges that any and all of the copyright, trademarks, trade names, patents and other intellectual property rights subsisting in or used in connection with the Online Reporting Service, including all documentation and manuals relating thereto, are, and shall remain, the sole property of the FSW. Seller shall not, during or at any time after the expiry or termination of its use of the Online Reporting Service, in any way question or dispute the ownership by FSW thereof. In consideration of this Agreement and until all Obligations have been paid in full to FSW, Seller hereby grants to FSW a royalty-free, nontransferable, worldwide, non-exclusive license to use the intellectual property, including but not limited to names and tradenames of Seller, as FSW deems reasonably necessary in its sole discretion to collect the Accounts, protect and enforce FSW’s rights in the Collateral and to obtain payment in full of the Obligations.”

11.3.5 To the extent permitted by applicable Law, FSW excludes all warranties with respect to the Online Reporting Service, either express or implied, including, but not limited to, any implied warranties of merchantability, satisfactory quality or fitness for any particular purpose.

11.3.6 Seller is solely responsible for virus scanning the Online Reporting Service, and FSW makes no representations or warranties regarding any virus associated with the Online Reporting Services.

11.3.7 All information, data, drawings, specifications, documentation, software listings, source or object code which FSW may have imparted and may from time to time impart to the Seller relating to the Online Reporting Service is proprietary and confidential. Seller hereby agrees that it shall use the same solely in accordance with the provisions of this Agreement and that it shall not, at any time during or after expiry or termination of this Agreement, disclose the same, whether directly or indirectly, to any third party or use it in connection with any purpose other than the Transactions.

11.3.8 The Parties shall be responsible for restricting access to passwords and systems relating to the Online Reporting Service and shall only provide passwords and access to the Online Reporting System to those individuals on an as needed basis. Upon learning of any breach of security or suspected breach of security to the Online Reporting System, each Party shall report the incident immediately to the other Party. Seller agrees to implement and follow authentication procedures and protocols requested by FSW. The Parties shall be solely responsible for safeguarding the confidentiality of its authentication codes and passwords, and each Party assumes all responsibility for any transactions undertaken in that Party’s name through the use of those authentication codes, passwords or using that Party’s electronic signature. Neither Party shall have a duty to verify or authenticate that the person(s) using the other Party’s systems are authorized to act on behalf of that other Party.

11.4 Online Access. Subject to subsection 11.3.1, upon an Event of Default, all of Seller’s rights and access to any online internet services that FSW makes available to Seller shall be provisional pending Seller’s curing of all such Events of Default and FSW may elect to terminate Seller’s online access as provided for herein. During that period of time, FSW may limit or terminate Seller’s access to online services. Seller acknowledges that the information FSW makes available to Seller through online internet access, both before and after an Event of Default, constitutes and satisfies any duty to respond to a request for accounting or request regarding a statement of account that is referenced in the UCC.

12. Term of this Agreement, Minimum Monthly Fees. This Agreement shall be in effect for the Original Term and shall automatically renew for consecutive like periods (each a “Renewal Term”) unless terminated by either Party giving the other written notice not less than thirty (30) days prior to the end of the Original Term or any Renewal Term, which written notice shall clearly state its intention to terminate at the end of the current term. Notwithstanding the foregoing, in the event Seller obtains a non-factoring credit facility, Seller shall have the right to terminate this Agreement with thirty (30) days written notice to FSW, and Seller shall not be liable for any termination fees for such banking facility termination. FSW may terminate this Agreement at any time after an Event of Default. As consideration for FSW making the necessary financial accommodations, Seller agrees to pay FSW each calendar month during the Original Term and for each Renewal Term an amount equal to the Minimum Monthly Fee. In the event of a Minimum Monthly Shortfall, Seller agrees to pay the Minimum Monthly Shortfall within 15 days immediately following the last day of the month in which the Minimum Monthly Shortfall occurred. If the aggregate amount of the Collateral Monitoring Fee and the Daily Balance Fee paid by Seller to FSW in any calendar month is greater than the Minimum Monthly Fee, then no Minimum Monthly Shortfall Fee will be owed by Seller to FSW for such calendar month. If Seller terminates this Agreement at any time prior to the expiration of the Original Term, or any subsequent Renewal Term, or if the FSW terminates this Agreement at any time upon the occurrence of an Event of Default, Seller shall remain obligated to pay the total of the Minimum Monthly Fee for the time remaining for the Original Term or Renewal Term, as the case may be, in additional to all other fees that are due and owing.

No termination of this Agreement shall affect the liabilities and obligations of Seller or the rights, powers and remedies of FSW under this Agreement, or the security interest granted to FSW hereunder until all Obligations have been fully paid and satisfied.

13. Miscellaneous.

13.1 Bank Lockbox. Unless alternate arrangements are made acceptable to FSW, in its sole discretion, Seller shall cause all remittances by Client and any obligors on the Eligible Accounts to be remitted to a bank lockbox established by FSW, subject to terms and conditions as are deemed appropriate by FSW and the financial institution, which shall remain in effect so long as any Obligations remain unpaid to FSW. FSW is also hereby authorized by Seller to initiate electronic debit or credit entries through the ACH system to any deposit account maintained by Seller wherever located. Seller shall execute all forms, agreements or authorizations required in connection with these authorizations, which agreement and authorizations are coupled with an interest and are irrevocable.

13.2 Disposal of Papers. Seller authorizes FSW, in its sole discretion, to dispose of any documents, schedules, invoices or other papers delivered to FSW at any time after six months after they are delivered to FSW, unless Seller requests, in writing, the return of the same, which shall be made at Seller’s expense.

13.3 Waiver. No failure to exercise and no delay in exercising any right, power, or remedy hereunder shall impair any right, power, or remedy which ether Party may have, nor shall any such delay be construed to be a waiver of any of its rights, powers, or remedies, or any acquiescence in any breach or default hereunder; nor shall any waiver by either Party of any breach or default by the other Party hereunder be deemed a waiver of any default or breach subsequently occurring. No Party shall be deemed to have waived any of its rights or remedies hereunder unless that waiver is in writing and signed by the Party to be charged with waiver. Failure or delay by either Party in exercising or enforcing any right, power, privilege, lien, option or remedy hereunder shall not operate as a waiver thereof and a waiver by that Party of any default under this Agreement shall not be construed of any subsequent or other default or effect or impair any right or power resulting therefrom.

13.4 Governing Law. This Agreement shall be deemed to have been made, executed and is to be performed in the County of Maricopa, State of Arizona and all rights and obligations of the parties shall be governed, construed and enforced according to the Laws and decisions of the State of Arizona. Seller does hereby agree to submit to the jurisdiction of the courts of the State of Arizona with respect to any actions or proceedings arising out of or related to this Agreement and does hereby agree that service of process may be made upon Seller by certified mail at the address set forth in this Agreement. In recognition of the higher cost and delay which may result from a jury trial, the parties hereto do hereby waive any right to a jury trial of any action arising hereunder, or in any way connected with or incidental to the dealings of the parties. Any Party hereto may file an original counterpart or a copy of this section with any court as written evidence of the consent of the parties hereto to the waiver of their right to a jury trial. The parties agree that service of process may be made upon a Party by United States Mail, certified mail, return receipt requested, postage prepaid, sent to the Party at its last known address of record.

13.5 Notices. All written notices which are to be given under this Agreement by either Party shall be delivered, sent electronically or mailed postage prepaid to the address stated herein or to any other address as may be designated in writing. All notices required to be given to Seller shall be deemed given upon the first to occur of (i) upon deposit thereof in a receptacle under the control of the United States Postal Service, (ii) transmittal by electronic means to a receiver under the control of Seller; (iii) the following day after delivery to a reputable courier, or (iv) actual receipt by Seller or an employee or agent of Seller. All notices to FSW hereunder shall be deemed given upon actual receipt by a responsible officer of FSW.

13.6 Entire Agreement; Amendment. This Agreement constitutes the full and complete Agreement of the parties hereto and shall supersede in its entirety any prior agreement or understanding between the parties, whether written or oral. This Agreement shall not be modified or amended in any respect, except by an agreement in writing signed by both of the parties.

13.7 Enforceability. If any provision of this Agreement is determined to be legally invalid or unenforceable, the validity or enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

13.8 Attorneys’ Fees. Seller does hereby agree to reimburse FSW for its attorney’s fees and disbursements incurred in preparing this agreement or any modifications thereto, in administering this Agreement or the Transactions, obtaining or enforcing any right or remedy arising out of this Agreement, realizing upon any of the Collateral or incurred in any litigation, dispute, suit or proceeding, whether commenced by FSW or by way of defense or intervention in any such action or proceeding, which attorneys’ fees and all court costs shall be deemed to constitute a part of FSW’s Costs.

13.9 Effectiveness. This Agreement shall become effective only when and if it is executed by an authorized officer of FSW and Seller.

13.10 General Release. In recognition of the FSW’s right to have its attorneys’ fees and other expenses incurred in connection with this Agreement secured by Collateral, notwithstanding payment in full of all Obligations by Seller, FSW shall not be required to record any terminations or satisfactions of any of FSW’s liens on the Collateral unless and until Seller has executed and delivered to FSW a general release in a form suitable to FSW, for no additional consideration. Seller understands that this provision constitutes a waiver of its rights under § 9-513 of the Uniform Commercial Code.

13.11 True Sale. It is the expressed intention of the Parties that the transactions contemplated by this Agreement with respect to the Eligible Accounts involve a true purchase of Accounts with transfer of title thereto, and shall not be deemed to be a loan. Notwithstanding this express intention, should a court of competent jurisdiction determine that the transactions contemplated herein shall be construed to be a loan by FSW to Seller and that all deductions, rebate charges, FSW’s costs and any other charges hereunder are to be treated as interest on funds advanced, then Seller shall be deemed to have agreed to pay that rate of interest as is determined resulting from all charges paid or to be paid by Seller arising out of this Agreement.

13.12 Binding Agreement. This Agreement shall inure to and be binding upon the parties hereto, their personal representatives, successors and assigns; provided, however, that Seller shall not have the right to assign this Agreement or any rights hereunder without FSW’s prior written consent and any assignment made without that consent shall be void and of no effect whatsoever. FSW shall have the right at any time to assign or grant a security interest or participation interest in this Agreement to any party upon the provision of ten (10) days advanced written notice provided to Seller, but without obtaining the consent of Seller.

13.13 Interpretation. No portion of this Agreement shall be interpreted against the Party that drafted it as each Party has been represented by or had the opportunity to be represented by counsel. Unless otherwise given a defined meaning in this Agreement, terms defined in the Uniform Commercial Code shall have the meanings given those terms in that code in the applicable jurisdiction. The term “including” shall mean “including without limitation,” regardless of whether so stated. The use of the singular shall include the plural and vice versa, and the use of any gender shall apply to any other gender, as the context shall require.

13.14 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

13.15 Electronic Signatures. The Parties intend to conduct business contemplated by this Agreement by electronic means. Each document, which is the subject of this Agreement, that a Party has affixed a typed or electronic signature or other authentication and then transmitted electronically to the other shall be intended as and constitute an original and deemed to contain a valid signature of the Party for all purposes. In furtherance of the above, the Parties hereby authorize each other to regard their respective printed names, electronic approval or other confirmation process authorized and agreed to by the Parties to be by or on behalf of each Party for any document, agreement, assignment schedule or invoice as the equivalent of a manual signature by one of the Parties’ authorized officers or agents. The Parties agree that in any legal proceedings between them respecting or in any way relating to this Agreement or any transactions hereunder, each waives the right to raise any defense based on its execution hereof in counterparts or the delivery of executed counterparts by electronic signature and delivery. The Parties waive, to the fullest extent permitted by Law, any provisions of applicable Law to the contrary.

13.16 Seller’s failure to promptly deliver to FSW any schedule, report, statement or other information required by this Agreement or any document related thereto shall not affect, diminish, modify or otherwise limit FSW’s security interests in the Collateral or rights and remedies under this Agreement. FSW may rely upon, and assume the authenticity of, any approval and material applicable to that approval as the duly confirmed, authorized and approved signature of Seller by the person approving the same which constitute an Authenticated Record for all purposes including under the UCC and shall satisfy the requirements of any applicable statute of frauds.

13.17 Seller authorizes FSW to obtain credit reports for Seller, any other Seller Party and all guarantors at any time, in FSW’s sole discretion.

13.18 Joint and Several Liability. Each Seller, for itself and its successors and assigns, and any guarantor(s) hereunder, acknowledges and agrees (a) the liability for the Obligations owed to FSW, now existing or hereafter arising shall be joint and several; (b) all representations, warranties, and covenants made by any Seller shall be deemed representations warranties, and covenants of each other Seller hereunder; (c) any breach, default or Event of Default by any Seller shall be deemed a breach, default or Event of Default of each other Seller hereunder; (d) the compromise of any claim with, or the release of, any Seller shall not constitute a compromise with, or a release of, any other Seller or guarantor; and (e) the liability for the Obligations of a Seller shall not be impaired by FSW’s agreement to (i) modify the reserve account of any Seller in FSW’s sole discretion pursuant to this Agreement; (ii) modify, adjust, reschedule, or refinance any Obligation owed when due by any Seller; or (iii) release, in whole or in part, FSW’s security interest and lien in and to any Collateral of Seller encumbered by this Agreement or any other agreement or instrument between or among the Parties.

13.19 Arbitration. Except for “Core Proceedings” under the United States Bankruptcy Code, or as noted below in the next paragraph of this Section 13.19, the Parties agree to submit to binding arbitration all claims, disputes and controversies between or among them, whether in tort, contract or otherwise (and their respective employees, officers, directors, attorneys, and other agents) arising out of or relating to in any way (i) this Agreement or any other agreement, instrument, certificate or document entered into between the Parties, or any dispute, claim or controversy between them related to any of the transactions contemplated by this Agreement. Any arbitration proceeding will (i) proceed in Maricopa, County, Arizona; (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code); and (iii) be conducted in accordance with the Commercial Arbitration rules of the American Arbitration Association (“AAA”), as modified by these provisions.

Notwithstanding the foregoing, however, the arbitration requirement does not limit the right of FSW to (i) foreclose against any Collateral; (ii) exercise self-help remedies relating to Collateral or proceeds of Collateral permitted to FSW, such as setoff or repossession; or (iii) obtain provisional ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before, during or after the pendency or any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of either Party to submit any dispute to arbitration, including those arising from the exercise of the actions detailed in this paragraph.

Any arbitration proceeding will be before a single arbitrator selected according to the Commercial Arbitration Rules of the AAA. The arbitrator will be a neutral attorney who has practiced in the area of commercial law for a minimum of ten (10) years. The arbitrator will determine whether an issue is arbitrable and will give effect to the statutes of limitation in determining any claim. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

In any arbitration proceeding, the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.

In any arbitration proceeding discovery will be permitted at the arbitrator’s discretion and will be governed by the Arizona Rules of Civil Procedure unless otherwise ordered by the arbitrator. The arbitrator shall award costs and expenses of the arbitration proceeding in accordance with the provisions of this Agreement.

13.20 Seller, by executing this Agreement, warrants and represents that it has fully read this Agreement, has had the opportunity to be represented by counsel and to ask and receive answers to any questions it may have concerning this Agreement, and that it fully understands all of the terms and provisions hereof, and that said Agreement, although drafted by FSW, shall not be interpreted or construed against FSW.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year stated above.

SELLER AMMO:		SELLER ENLIGHT:
AMMO, INC.		ENLIGHT GROUP II, LLC

By:		By:
Name:	Fred Wagenhals	Name:	Fred Wagenhals
Title:	Chief Executive Officer	Title:	Manager

STATE OF ARIZONA)

County of Maricopa) ss.

On this, the ______ day of June, 2020, before me personally appeared Fred Wagenhals, known to me to be the person[s] whose name is [names are] subscribed to the within instrument and acknowledged that the person[s] executed the same for the purposes therein contained.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commission Expires:

FSW:	FACTORS SOUTHWEST, L.L.C.

By:

Date of Acceptance: _________ (the “Effective Date”)

ADdendum to FIRST AMENDED AND RESTATED factoRING AND SECURITY AGREEMENT

THIS ADDENDUM (“Addendum”) shall constitute an addendum to the First Amended and Restated Factoring and Security Agreement entered into among Factors Southwest, L.L.C., Ammo, Inc. and Enlight Group II, LLC dated June [__], 2020 (the “Agreement”). The effective date of this Addendum (the “Addendum Effective Date”) shall be: June [__], 2020.

The terms used in the Agreement, including any Addendums attached thereto, shall have the following meaning and all capitalized terms not herein defined shall have the meaning set forth in the Uniform Commercial Code (the “UCC”) in effect in Arizona:

1. “Accounts” shall mean and include all presently existing or hereafter created rights to payment for goods sold or leased and delivered, or services rendered, arising in the ordinary course of Seller’s business, whether or not evidenced by an instrument or chattel paper, together with all guarantees thereof and other security therefor, and all goods returned to or reclaimed by Seller which pertain thereto, and all substitutions, replacements and additions to the foregoing, all proceeds related to the foregoing, and a copy of all of Seller’s Books related to the foregoing.

2. “Advance” shall mean the advance to Seller by FSW of the purchase price for Eligible Accounts.

3. “Advance Percentage” shall mean Eighty Five percent (85%)

4. “Agreement” shall mean the Factoring and Security Agreement entered into between the Parties, this Addendum and any subsequent addendum or rider thereto, and all amendments or modification which may be executed between the Parties from time to time.

5. “Available Funds” shall mean Proceeds of Accounts that have been collected in good funds minus (i) the Advance; (ii) all returns, credits, allowances and discounts, (iii) the amount of any Chargeback Accounts; (iv) any and all expenses arising in connection with the Agreement; (v) any and all fees; (vi) all FSW Costs; and (vii) FSW’s right to use such Available Funds to secure any Obligation.

6. “Base Rate” shall mean the highest prime rate publicly announced from time to time by The Wall Street Journal as the prime rate or base rate or equivalent rate, or if The Wall Street Journal ceases to publish the prime rate, another published prime rate as chosen by FSW, in its sole discretion, all as calculated on the basis of a 360-day year for the actual number of days elapsed.

7. “Borrowing Base Certificate” shall mean the form of borrowing base certificate attached hereto as Exhibit A.

8. “Business Day” shall mean any day that is not a Saturday, Sunday, or other day on which commercial banks in Phoenix, Arizona are authorized or required by law to close.

9. “Collateral” shall mean and includes all assets of Seller, including but not limited to accounts, contract rights, inventory (including raw materials, work in process and finished goods and all packing and shipping materials related thereto), instruments, documents, chattel paper, equipment now owned or hereafter created or acquired, all proceeds thereof, including proceeds of insurance covering the foregoing and all of Seller’s Books relating to the foregoing, excluding the Excluded Collateral. The inclusion of Accounts in the foregoing definition shall not be construed to detract from the nature of the sale of the Accounts by Seller as a true sale with recourse and not a financing transaction, but those accounts are included as a precautionary matter as noted in the Agreement.

10. “Collateral Monitoring Fee” shall mean a fee paid each calendar month in arrears calculated as the average Daily Balance for such calendar month multiplied by Two Hundred Eight Thousandths percent (0.208%).

11. “Company Guaranty” shall mean that guaranty of Obligations owed by Seller under either the Agreement or Loan Agreement by Guaranty Parties including, but not limited to guaranty, cross-collateralization and cross-default by each Guaranty Party with that of the Seller in accordance with the terms and conditions of the Company Guaranty.

12. “Guaranty Party” shall mean the party or parties named in that certain Company Guaranty as the Guaranty Party with respect to this Agreement, and its or their respective affiliates, successors and assigns. Nothing in this definition shall constitute permission for a Guaranty Party to assign any of its rights or obligations pursuant to the Agreement, the Company Guaranty, this Addendum or any other agreements among any of the parties thereto.

13. “Customer” shall mean the Account Debtor of Seller who is obligated on an Account.

14. “Customer Dispute” shall mean an asserted claim, defense, dispute or offset by the Customer of any kind whatsoever, either arising out of an Account or against Seller, whether valid or invalid, arising either before and/or after the Account has been purchased by FSW, or if Customer refuses payment for any reason.

15. “Daily Balance” shall mean the outstanding balance each day of all monies remitted, paid or otherwise advanced by FSW to Seller for Seller’s account in accordance with the Agreement (less all amounts credited to Seller’s account), plus all FSW Costs charged to Seller’s account in accordance with the Agreement.

16. “Daily Balance Default Rate” shall mean the Base Rate plus 30%.

17. “Daily Balance Rate” shall mean four and on half percent (4.50%).

18. “Daily Balance Fee” shall mean a fee charged on the Daily Balance at a rate per annum equal to the Daily Balance Rate plus the Base Rate.

19. “Effective Date” shall mean the date FSW shall accept the Agreement as indicated on the signature page of the Agreement, unless a different effective date is specified in writing by the parties to that Agreement.

20. “Eligible Account” shall mean all Accounts of Seller that are eligible for purchase by FSW in its sole discretion, but may specifically exclude the following: (a) an Account due from a Customer with unpaid Account balances aged more than ninety (90) days from the original invoice date; (b) Accounts due from any party outside the United States; (c) any Accounts due from any branch or agency of the Federal Government for which the proper Assignment of Claims form and Notice of Assignment form have not been fully executed or due from any other government agency which, by contract from agency, precludes and/or prohibits the assignment of those Accounts to a third party; (d) any Accounts which, at the reasonable discretion of FSW, are deemed doubtful for collection for any reason to include, but not be limited to, disputes, returns, and legal proceedings, whether in process or pending; (e) any Accounts payable by a Customer which has suspended business, requested a general extension of time within which to pay debts, made an assignment for the benefit of creditors, filed a petition for bankruptcy, or suffered a general business failure; (f) any Accounts subject to a Customer Dispute; (g) any Accounts to the extent subject to offset by an Account Debtor of Seller, in the sole reasonable discretion of FSW; or (h) any Accounts payable to a Seller for whom Purchaser has not yet filed a UCC financing statement.

21. “Event of Default” shall have the meaning as set forth in Section 10.1 of the Agreement.

22. “Excluded Collateral” shall have the meaning of any collateral that is not defined in section 9

23. “Facility Fee” shall mean a fee paid in the amount of three percent (3.00%) of the Maximum Amount due at the time of the Effective Date and each subsequent Renewal Term.

24. “FSW” shall mean Factors Southwest, L.L.C. and any successor or assign.

25. “Funding Request” shall mean that certain request for Advances and/or Available Funds by Seller to FSW in the form attached hereto as Exhibit B.

26. “FSW Costs” shall mean and includes all costs, expenses and fees incurred by FSW in the administration or performance of this Agreement by FSW, or in preserving the Collateral or FSW’s ownership and security interest therein, including but not limited to the following: applicable bank charges, filing, recording, publication and search fees which are paid or incurred by FSW; all costs and expenses incurred by FSW in enforcing its rights and remedies under this Agreement or defending this Agreement or its interest in the Accounts or its security interest in the Collateral; photocopying and long distance telephone charges, facsimile and delivery charges, expenses of field examinations of Seller’s Books; costs and expenses incurred in gaining possession of, maintaining, handling, preserving, storing, repairing, shipping, selling, preparing for sale and advertising to sell the Collateral whether or not a sale is consummated; expenses involved or incurred in collecting the Accounts; all sums advanced by FSW to reasonably protect and preserve its interest in the Accounts and the Collateral; and all attorneys’ fees and expenses of FSW incurred in connection with the foregoing; which sums so advanced shall become due and payable from Seller to FSW on written demand and shall bear interest at 24% per annum if not paid within ten days after demand.

27. “Inventory Loan Agreement” shall mean that certain Revolving Inventory Loan and Security Agreement among Seller Ammo, Seller Enlight and FSW dated even herewith, as amended, restated or otherwise modified.

28. “Late Payment Date” shall mean the date which is the earlier of (a) ninety days from the invoice date of an Account, (b) the date that the customer or Seller ceases to be doing business in the ordinary course, or (c) the customer or Seller makes an assignment for the benefit of creditors, becomes bankruptcy or takes similar action, whether voluntary or involuntary.

29. “Law” shall mean any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental entity or agency.

30. “Maximum Amount” shall mean Five Million Dollars ($5,000,000).

31. “Maximum Eligible Advances” shall mean the amount of Five Million dollars ($5,000,000).

32. “Minimum Base Rate” shall mean Five and One Half percent (5.50%).

33. “Minimum Monthly Fee” shall mean Fifteen Thousand Six Hundred Fifteen Dollars ($15,615).

34. “Minimum Monthly Shortfall” shall mean, in the event the aggregate amount of the Collateral Monitoring Fee plus the Daily Balance Fee paid by Seller to FSW in any calendar month is less than the Minimum Monthly Fee, such difference between the Minimum Monthly Fee and such Collateral Monitoring Fee actually paid by Seller to FSW during such applicable calendar month.

35. “Net Face Amount” shall mean the gross amount of an Account, less any returns, allowance or discount allowed in the ordinary course of business.

36. “New Entity” shall have the meaning as set forth in Section 4.3 of the Agreement.

37. “Obligations” shall mean all present and future indebtedness, liabilities and obligations owing by Seller to FSW whether or not for the payment of money, whether or not evidenced by any note or other instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, whether arising out of this Agreement or otherwise and whether arising before, during or after the commencement of any bankruptcy proceedings commenced by or against Seller, all FSW Costs and all other amounts which Seller is required to pay or reimburse FSW for, pursuant to this Agreement, or by law. “Obligations” shall include all present and future indebtedness, liabilities and obligations owing by Seller to FSW under any agreement, including but not limited to this Agreement.

38. “Online Reporting Service” shall mean the system set up on FSW’s website where Seller provides FSW with the pertinent data necessary for FSW to purchase Accounts under the Agreement and otherwise administer the Agreement.

39. “Online Statement of Account” shall have the meaning as described in Section 11.1 of the Agreement.

40. “Original Term” shall mean the term of the Agreement commencing on the Effective Date and concluding on the Termination Date.

41. “Overadvance” shall mean the amount by which Advances outstanding to Seller exceed the Maximum Eligible Advances.

42. “Overadvance Fee” shall mean a daily fee calculated as the Overadvance multiplied by zero percent (0.00%).

43. “Renewal Term” shall have the meaning as set forth in Section 12 of the Agreement.

44. “Seller” shall mean individually Seller Ammo and Seller Enlight Group and collectively Seller as set forth in the Agreement.

45. “Seller’s Books” shall mean and includes a copy of all of Seller’s books and records including ledgers and records, computer programs, computer disks or tape files, computer printouts, and other computer prepared information pertaining to the Accounts, the Collateral or Seller’s business.

46. “Termination Date” is: June [___], 2022

47. “Termination Fee” is: Monthly Minimum Fee multiplied by the number of months left in the Original Term or subsequent Renewal Term thereof

48. “Trade Name(s)” is: AMMO, Inc., AMMO Incorporated and Jagemann Munitions Components______________________________.

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IN WITNESS WHEREOF, the Parties have executed this Addendum as of the day and year stated above.

SELLER AMMO: AMMO, INC.

By:
Name:
Title:

SELLER ENLIGHT: ENLIGHT GROUP II, LLC

By:
Name:
Title:

FSW: FACTORS SOUTHWEST, L.L.C.

By:
Name:
Title:

Date of Acceptance: ______________ (“Effective Date”)

EXHIBIT A

FORM OF BORROWING BASE CERTIFICATE

EXHIBIT B

FORM OF FUNDING REQUEST